Exhibit 10.23

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (the “Agreement”) is made as of the 1st day of October, 2004, by and between COMSTOCK HOMEBUILDING COMPANIES, INC., a Delaware corporation (“Comstock”), and COMSTOCK ASSET MANAGEMENT, L.C., a Virginia limited liability company (“CAM”).

WITNESSETH:

WHEREAS, CAM as agent for the record owner or contract owner of those certain real Loudoun Station Properties located in the County of Loudoun, Commonwealth of Virginia, that comprise the Loudoun Station development and as more particularly identified on the Concept Development Plan for Loudoun County ZMAP #2002-0005 hereto, attached hereto as Exhibit A (the “Loudoun Station Properties”); and

WHEREAS, the Loudoun Station Properties  were the subject of a successful rezoning application of the Loudoun Station development that rezoned the collective Loudoun Station Properties to a PD-TRC (Planned Development-Transit Related Center) Zoning District in December, 2003; and

WHEREAS, Comstock is experienced in providing such services and CAM desires to formally engage and hire Comstock to carry out certain management services for the purpose of securing development approvals, additional entitlements, processing plans and developing certain portions of the Loudoun Station Properties; and

WHEREAS, Comstock desires to assume such responsibilities, on and in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, for and in consideration of the premises and mutual covenants and agreement of the parties contained herein, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

Scope of the Work

1.01         Acting as a consultant for CAM and at its request, Comstock will undertake and perform for CAM the following responsibilities (the “Work”), provided however, it is agreed by the parties hereto that Comstock shall not be guaranteeing that the Work will be prosecuted within any timelines that may be delivered as part of its Work.  Comstock shall manage the site configuration, design and layout of product to be incorporated into the development plan for the Loudoun Station Properties at the direction of CAM. All work shall comply with the approved Proffer Agreement dated December 15, 2003 and adopted by Loudoun County as a condition of the rezoning approval of the Loudoun Station Properties.

A.            Plan/Product Design and Management.  In conjunction with land planners, architects and engineers, Comstock shall review and comment upon any and all design drawings, product specifications and shop drawings submitted by such professionals and by other Contractors for the  Loudoun Station Properties or portions thereof.

B.            Governmental Approvals. Based on conceptual plans approved by CAM, Comstock shall coordinate and submit engineering plans for the Loudoun Station Properties or portions thereof, monitor the approval processes with the applicable governmental authority in order to seek final approvals for lot or unit yield and F.A.R. densities, provide for vested rights regarding the intended uses of the Loudoun Station Properties and prepare and submit bonding applications required as a prerequisite to development of the Loudoun Station Properties.  Comstock shall seek to maintain the proper pro-rata allocation of development F.A.R. upon the parcels that  comprise the Loudoun Station Properties in accordance with the applicable site area of each parcel, all as directed by CAM.

C.            Solicit and Evaluate Development Bids. Comstock shall solicit and evaluate bids for the development of the Loudoun Station Properties, or portions thereof, from qualified contractors and make recommendations to CAM regarding the selection of the Contractors.

D.            Development of Loudoun Station Properties. Comstock agrees to perform and complete all functions attendant to the management of the following items for the Loudoun Station

Properties:  (i) installation of all road infrastructure over time required to service the Loudoun Station Properties; and (ii) installation of all utilities over time reasonably necessary to commence construction of improvements on the Loudoun Station Properties as directed by CAM.

E.             Financial Services.  Comstock, on behalf of CAM, agrees to negotiate and make arrangements for agreements with lending institutions related to the development of the Loudoun Station Properties, as requested by CAM, and shall be responsible for the administration of any such agreements and compliance by CAM with requirements imposed on CAM under any such agreements, provided however, Comstock shall not be required to enter into or otherwise guaranty the repayment of any sums advanced as a result of said arrangements.

F.             Legal Services.  Comstock, on behalf of CAM, shall assist in the performance of requisite legal services required as a result of the prosecution of the Work, including but not limited to formation of master and neighborhood property owners associations reasonably required for the Loudoun Station Properties development.

ARTICLE II

Exclusions from Scope of the Work

2.01         The scope of the Work listed in Article I is not an exhaustive list but the Work shall in no event include the following items:

A.            Procurement of leasing agreements related to the retail or commercial space for the Loudoun Station Properties development or the administration of any such agreements for the Loudoun Station Properties development.

B.            Management duties associated with a master or neighborhood property owners associations for the Loudoun Station Properties development.

C.            Management duties associated with completed commercial or investment properties within the Loudoun Station Properties development.

ARTICLE III

Personnel Assigned to Agreement

3.01.        [Reserved]

ARTICLE IV
Compensation

4.01         Management Fees.  In partial consideration for the performance of Comstock’s prosecution of the Work under this Agreement, CAM agrees to pay to Comstock, or any designated affiliate, and Comstock agrees to accept payment from CAM, the following amounts:

A.                                   Upon commencement of this Agreement, $20,000.00 per month for payment of services related to Work for the Loudoun Station Properties or any portion thereof (the “Management Fee”).

B.                                     Upon commencement of site development of the Loudoun Station Properties development, or any portion thereof, if requested by CAM, Comstock will assign a full time on-site project superintendent and in such event the fee for Management Services will be increased accordingly and paid by CAM (the “Project Superintendent Fee”).

Collectively, the Management Fee and the Project Superintendent Fee shall be known as the “Management Fees” and shall commence as aforementioned, shall continue on a monthly basis thereafter until the earlier of the completion of the Work or termination of the Agreement in accordance with the terms hereof and shall be reviewed on a regular basis by the parties hereto.

4.02         Additional Consideration

As additional consideration for Comstock’s entry into this Agreement and faithful performance of the Work, CAM does hereby agree to assign over to Comstock, or its designee, all of CAM’s rights to purchase any portion of the Loudoun Station Properties that Comstock Loudoun Station, L.C. (“CLS”), in its capacity as owner of the Loudoun Station Properties, in

CLS’s sole discretion, determines to develop as for-sale residential property (in the form of condominium units) and will not accept any offer for the purchase of the subject for-sale residential property from any third party without first providing Comstock the opportunity to purchase the subject for-sale residential property (the “Purchase Opportunity”). The foregoing rights of CAM arise from that certain Development Management and Related Service Agreement entered into by and between CLS and CAM on the same date as this Agreement. Comstock will be provided a thirty (30) day period (the Opportunity Period”) to consider the Purchase Opportunity without incurring any obligation to purchase the subject for-sale residential property.  At such time as CAM determines such for-sale residential property will be made available for sale it will notify Comstock which commences the Opportunity Period. During the Opportunity Period, the parties shall negotiate in good faith regarding a fair and reasonable purchase price for the subject for-sale residential property and the terms and conditions of the purchase and sale agreement.  If the parties cannot come to agreement upon a reasonable purchase price or agree to the terms and conditions of a purchase and sale agreement during the Opportunity Period, the Purchase Opportunity shall automatically expire and the parties hereto shall have no further obligations to each other in that regard. The Purchase Opportunity shall be granted for a period of five (5) years from the date hereof unless extended by mutual agreement.

4.03         Third Party Vendors and Reimbursements

A.            CAM and Comstock hereby acknowledge and agree certain services related to the Loudoun Station Properties shall be provided by third party vendors, (the “Vendors”), under the management of Comstock.  Wherever practical, the fees incurred and invoiced by the Vendors shall be billed to and payable by CLS and in no event deducted from the Project Fees.  The Vendors shall include, but are not limited to, land planners, civil engineers, architects, consultants, contractors and sub-contractors.

B.            CAM shall be responsible for the reimbursement of all of Comstock’s out of pocket expenses incurred in the prosecution of the Work, including but not limited to authorized travel and lodging expenses, payment of which shall occur within fifteen (15) days from the end of the month in which an invoice is received by CAM.  Comstock shall be responsible for the payment of the salaries of its officers and employees from the Services Fees except that in the event a new employee(s) is hired for the exclusive purpose of prosecuting the Work hereunder or an existing employee is reassigned to prosecute the Work on an exclusive basis, the salary of such employee(s) shall become an expense payable by CAM, subject to the prior approval of CAM.

ARTICLE V

Term of Agreement

5.01.        Expiration

This Agreement shall be effective as of October 1, 2004 (the “Effective Date”) and shall remain in effect until the earlier of the following:

A.                                   Substantial completion of the Work.

B.                                     Five (5) years from the date hereof.

C.                                     Termination as provided for herein.

5.02.        Termination Due to Breach or Default Prior to Expiration

A.            Notice of Default and Cure. In the event of the breach or default by either party of its obligations under this Agreement, the non-defaulting party shall send written notice to the defaulting party of the action or failure to act constituting such breach or default, and providing a period of forty-five (45) days from receipt of the Notice of Default within which to cure such breach or default (the “Cure Period”).  If the defaulting party notifies the non-defaulting party of its intention not to cure the claimed breach or default, or fails, within the Cure Period, to cure the alleged breach or default to the reasonable satisfaction, of the non-defaulting party, the non-defaulting party may send the defaulting party a notice of termination, terminating this Agreement as of the date specified in the Notice.

B.            Termination by CAM. If CAM terminates this Agreement by reason of the breach or default by Comstock of its obligations under this Agreement, the parties agree that it would be difficult to compute the actual damages incurred by CAM as a result thereof.  Consequently, CAM and Comstock agree that, in the event of such breach, CAM’s sole remedy shall be the retention by CAM of the Project Fees not yet paid to Comstock by CAM at the time of such breach and the termination of the Purchase Opportunity, such remedies representing reasonable compensation to CAM for any such breach.  In any event, CAM shall remain responsible for the payment of Vendor fees set forth in 4.03.

C.            Termination by Comstock. In the event Comstock terminates this Agreement by reason of the breach or default by CAM of its obligation under this Agreement, the Project Fees remaining unpaid plus future Project Fees for a period of six months from the time of the issuance of the Notice of Termination shall accelerate and become immediately due and payable. In addition, the Purchase Opportunity shall remain an obligation of CAM and shall survive termination of the Agreement as provided for herein.

5.03         Termination Due to Convenience Prior to Expiration

A.            CAM termination for convenience Prior to Expiration On ninety (90) days written notice (the “CAM Notice Period”) to Comstock, CAM may terminate this Agreement at any time, for its convenience.  In the event of termination of the Agreement under this Section 5.03(A), CAM shall pay within thirty (30) days of the date of the termination notice to Comstock and Comstock agrees to accept; (i) all unpaid Project Fees calculated through the end of the CAM Notice Period, and (ii) reimbursement of all expenses as set forth in Section 4.03 of this Agreement.  In addition, the Purchase Opportunity shall remain in effect as provided for herein.

B.            Comstock Termination for Convenience Prior to Expiration.  At any time after six (6) months from the Effective Date, Comstock may terminate this Agreement at any time, for its convenience, on ninety (90) days written notice to CAM (the “Comstock Notice Period”), in which event Comstock shall accept in full compensation of all claims by it against CAM the amounts to be paid by CAM to Comstock through the actual date of termination.  Comstock shall continue to perform its services under this Agreement during the Comstock Notice Period. In such event the Purchase Opportunity shall be void at the option of CAM.

ARTICLE VI

Assignment and Sub-Contracting

6.01         Comstock may assign or transfer this Agreement to a parent or affiliated entity provided all rights and obligations are transferred therewith.

ARTICLE VII

Independent Contractor Status

7.01         The parties to this Agreement agree that the relationship of Comstock to CAM is that of independent contractor.  Except as otherwise stated in this Agreement, no agency is created by this Agreement, and the employees and agents of Comstock are not to be considered as employees or agents of CAM, and shall not enter into any vendor agreements without the prior consent of CAM.

ARTICLE VIII

Compliance with Non-Discrimination Laws

8.01         Comstock shall comply with all federal, State and County laws, codes, ordinances and regulations requiring non-discrimination in employment and in the provision of services.

ARTICLE IX

Entire Agreement

9.01         Except as otherwise stated in this Agreement, this Agreement constitutes the entire agreement of the parties with respect to the matters dealt with herein.

ARTICLE X

Indemnification

10.01       Comstock shall hold CAM harmless from, and indemnify CAM against loss, personal injury or death resulting from the gross negligence or willful act of any employee or agent or Contractor of Comstock, but not from the gross negligence or willful act of any employee, agent or Contractor of CAM.  CAM shall hold Comstock harmless from, and indemnify Comstock against, any claims made by third parties under any agreements with CAM.  The protections agreed to under this section shall include, without limitation, all costs of litigation, including court costs, arbitration and mediation costs and attorneys’ fees.

ARTICLE XI

Notices

11.01       All notices, demands and requests which may be given or which are required to be given by either party to the other must be in writing. Notices, demands or requests shall be deemed to have been properly given for all purposes if (i) delivered against a written receipt of delivery, (ii) mailed by express, registered or certified mail of the United States Postal Service, return receipt requested, postage prepaid, or (iii) delivered to a nationally recognized overnight courier service for next business day delivery to the receiving party’s address as set forth above or (iv) delivered via telecopier or facsimile transmission to the facsimile number listed below, with an original counterpart of such communication sent concurrently as specified in subsection (ii) or (iii) above and with written confirmation of receipt of transmission provided.  Each such notice, demand or request shall be deemed to have been received upon the earlier of the actual receipt or refusal by the addressee or three (3) business days after deposit thereof at any main or branch United States post office if sent in accordance with subsection (ii) above, and the next business day after deposit thereof with the courier if sent pursuant to subsection (iii) above. Notices shall be sent to the following addresses:

To CAM:

Comstock Asset Management, L.C.

11465 Sunset Hills Road, Suite 501

Reston, Virginia 20190

Attention: Christopher Clemente

Fax No: 703/935-1178

To Comstock:

Comstock Homebuilding Companies, Inc.

11465 Sunset Hills Road, Suite 501

Reston, Virginia 20190

Attention: Gregory Benson

Fax No: 703/760-1520

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, CAM and Comstock have executed this Agreement as of the date indicated below.

CAM:		COMSTOCK:

COMSTOCK ASSET MANAGEMENT, L.C.		COMSTOCK HOMEBUILDING COMPANIES, INC.
a Virginia limited liability company		a Delaware corporation

By:	/s/ Christopher Clemente	By:	/s/ Gregory Benson
	Christopher Clemente		Gregory Benson
	Manager		President

		Dated:	March 4, 2005

Exhibit A:  The Loudoun Station Properties